Delta Apparel Reports FY12 Third Quarter and YTD Results
Revenue Increased for the Third Quarter and 5% Year to Date
Earnings Continue to be Hindered by Over-Inventoried Marketplace

GREENVILLE, SC—April 26, 2012—Delta Apparel, Inc. (NYSE Amex: DLA) today reported that net sales for its fiscal third quarter ended March 31, 2012 increased slightly to $125.5 million, from $125.0 million in its fiscal 2011 third quarter. Net income for the fiscal 2012 third quarter was $1.9 million, or $0.22 per diluted share, compared to $5.7 million, or $0.65 per diluted share, in third quarter 2011.

Slower third quarter revenue growth resulted primarily from lower sales volumes in the Delta Catalog and Soffe businesses. Customers purchasing basic blank t-shirts appeared to be de-stocking in anticipation of lower future prices as cotton costs continued to decline. This situation drove promotional pricing in the marketplace that negatively impacted revenue and gross margins. Sales of Soffe branded products were lower than expected due to soft retail demand early in the quarter. In addition, Soffe experienced lower military sales attributable to slower call-outs of military training gear, which have resumed to normal levels for the fourth fiscal quarter.

For the first nine months of fiscal 2012, net sales increased approximately 5% to $354.6 million from $337.6 million in the comparable period of 2011. The 2012 nine-month period, which includes the Company's previously-reported second quarter $16.2 million inventory markdown in its basics segment, yielded a net loss of $7.3 million, or $0.86 per diluted share, compared with 2011 nine-month net income of $8.8 million, or $1.00 per diluted share.

Branded Segment Review
Branded segment sales for the fiscal 2012 third quarter were $58.5 million, a 7.7% increase over fiscal 2011 third quarter sales of $54.3 million. Business at To The Game, led by Salt Life products,

was strong for the quarter with a 42% increase in net sales at expected gross margins. The Junkfood business continued its double-digit sales growth with a 15% increase over the prior year and Art Gun, while still relatively small, improved significantly both in revenue and margins. The exciting growth in these branded businesses was dampened somewhat by weakness in Soffe revenue and margins during the third quarter.

Basics Segment Review
The basics segment's net sales in the fiscal 2012 third quarter were $67.0 million, down approximately 5% from last year’s third quarter. The decline came from the Delta Catalog business, which continues to suffer from excess inventories in the marketplace. The FunTees business continued to grow in the 2012 third quarter with a 13% increase in net sales. The increased revenue, coupled with lower costs, improved profits in the Company's private label business.

Robert W. Humphreys, Delta Apparel’s Chairman and Chief Executive Officer, said that while he is disappointed in the results for the quarter, economic and apparel marketplace improvements that are just beginning to happen warrant cautious optimism. He further stated, “The inordinate cotton price increases of 2011 that created so much turmoil in the marketplace are now moderating. As the higher inventories in the marketplace are worked through, sales volumes should return to a more normal growth pattern, pricing should stabilize, and we would envision a better business environment going forward."

“In the meantime, we have taken several steps to reduce costs and better position Delta Apparel, Inc. for next year. We have completed our investment to bring all of our branded businesses under one enterprise system, providing service efficiencies and cost savings. We are adjusting our manufacturing output to manage inventory levels to market conditions. In addition, we are moving several functions in our private label business offshore to streamline operations which should enhance service levels to our customers and reduce costs. While some of these initiatives have short-term costs which will be incurred in fiscal 2012, they should provide long-term benefits that we will begin to recognize in fiscal 2013. We believe that these and other steps we have taken to strengthen our business will become apparent as the economic environment improves.”

Fiscal 2012 Guidance
Due to the effect of the lower than anticipated revenue as well as the additional costs incurred, the Company has further adjusted its outlook for sales and earnings. For the fiscal year ending June 30, 2012, the Company anticipates net sales to be in the $475 to $485 million range and a loss for the year of $0.15 to $0.20 per diluted share. While fiscal year 2012 results have been hindered by the turmoil in the marketplace resulting from the unprecedented high cost cotton in 2011, the Company anticipates performance trends in fiscal year 2013 similar to those experienced prior to fiscal year 2012.

Conference Call
The Company will hold a conference call with senior management to discuss the financial results at 4:30 p.m. ET today. The Company invites you to join the call by dialing 888-481-2862. If calling from outside the United States, dial 719-325-2354. Use confirmation number 8430390. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through May 26, 2012. To access the telephone replay, participants should dial toll-free 877-870-5176. International callers can dial 858-384-5517. The access code for the replay is 8430390.

About Delta Apparel, Inc.
Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, To The Game, LLC and Art Gun, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle branded activewear apparel and headwear, and produces high quality private label programs. The Company specializes in selling casual and athletic products across distribution tiers and in most store types, including specialty stores, boutiques, department stores, mid-tier and mass chains. From a niche distribution standpoint, the Company also has strong distribution at college bookstores and the U.S. military. The Company’s products are made available direct-to-consumer on its websites at www.soffe.com, www.junkfoodclothing.com, www.saltlife.com and www.deltaapparel.com. Additional products can be viewed at www.2thegame.com and www.thecottonexchange.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,200 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the general U.S and international economic conditions; the ability to grow, achieve synergies and realize the expected profitability of recent acquisitions; the volatility and uncertainty of raw material, transportation and energy prices and the availability of these products and services; changes in consumer confidence, consumer spending, and demand for apparel products; the ability of our brands and products to meet consumer preferences within the prevailing retail environment; significant interruptions in our distribution network or information systems; the financial difficulties encountered by our customers and higher credit risk exposure; the competitive conditions in the apparel and textile industries; changes in environmental, tax, trade, employment and other laws and regulations; changes in the economic, political and social stability of our offshore locations; significant litigation in either domestic or international jurisdictions, the relative strength of the United States dollar as against other currencies; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. Further, any forward-looking statements are made only as of the date of this press release and we do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

Company Contact: Deborah Merrill
Chief Financial Officer
(864) 232-5200 x6620

Investor Relations Contact: Sally Wallick, CFA
(404) 806-1398

Selected Financial Data To Follow

Consolidated Income Statements:
(In thousands, except per share amounts)
	Three Months Ended		Nine Months Ended
	March 31, 2012	April 2, 2011	March 31, 2012	April 2, 2011
Net Sales	$125,541	$124,954	$354,550	$337,592
Cost of Goods Sold	100,350	94,092	297,963	258,943
Gross Profit	25,191	30,862	56,587	78,649
Selling, General and Administrative	22,256	22,706	67,001	65,676
Change in Fair Value of Contingent Consideration	-	-	-	(1,530)
Goodwill Impairment Charge	-	-	-	612
Other Expense, Net	79	29	19	180
Operating Income	2,856	8,127	(10,433)	13,711
Interest Expense, Net	1,017	627	2,901	1,828
Income (Loss) Before Provision for Income Taxes	1,839	7,500	(13,334)	11,883
(Benefit) Provision for Income Taxes	(80)	1,775	(6,076)	3,089
Net Income (Loss)	$1,919	$5,725	$(7,258)	$8,794
Weighted Average Shares Outstanding
Basic	8,450	8,490	8,455	8,505
Diluted	8,786	8,739	8,455	8,752
Net Income (Loss) per Common Share
Basic	$0.23	$0.67	$(0.86)	$1.03
Diluted	$0.22	$0.65	$(0.86)	$1

Consolidated Balance Sheets:

(In thousands)
	March 31, 2012	July 2, 2011	April 2, 2011
Current Assets
Cash	$565	$656	$632
Receivables, Net	73,704	76,821	72,877
Inventories, Net	180,007	159,209	152,340
Income Taxes Receivable	2,678	-	-
Deferred Income Taxes	8,973	2,931	3,247
Other Assets	4,545	4,059	4,530
Total Current Assets	270,472	243,676	233,626
Noncurrent Assets
Property, Plant & Equipment, Net	39,811	39,756	39,516
Goodwill and Other Intangibles, Net	23,761	24,217	24,369
Other Noncurrent Assets	3,834	4,216	3,015
Total Noncurrent Assets	67,406	68,189	66,900
Total Assets	$337,878	$311,865	$300,526
Current Liabilities
Accounts Payable and Accrued Expenses	$67,468	$79,262	$67,690
Income Tax Payable	-	969	517
Current Portion of Long-Term Debt	3,529	2,799	2,333
Total Current Liabilities	70,997	83,030	70,540
Noncurrent Liabilities
Long-Term Debt	129,085	83,974	93,426
Deferred Income Taxes	3,547	2,877	2,504
Other Noncurrent Liabilities	219	19	29
Total Noncurrent Liabilities	132,851	86,870	95,959
Shareholders' Equity	134,030	141,965	134,027
Total Liabilities and Shareholders' Equity	$337,878	$311,865	$300,526